UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2009

PULTE HOMES, INC.

(Exact name of registrant as specified in its Charter)

Michigan	1-9804	38-2766606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (248) 647-2750

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On December 11, 2009, Pulte Homes, Inc. (the “Company”) entered into the Fourth Amendment and Waiver to Third Amended and Restated Credit Agreement (the “Amendment”). The Amendment was entered into by and among the Company, the lenders listed therein, JPMorgan Chase Bank, N.A. serving as Administrative Agent, and Bank of America, N.A. serving as Syndication Agent. The amendment, among other things:

•	decreases the borrowing capacity from $1.0 billion to $750 million;

•	reduces the credit facility’s uncommitted accordion feature from $1.75 billion to $1 billion;

•	amends the following financial covenants to:

•

replace the maximum debt to capitalization ratio with a maximum debt to tangible capital limit, which has been set at (i) 60% as of the last day of each fiscal quarter including December 31, 2009 through and including December 31, 2010, (ii) 57.5% as of the last day of each fiscal quarter from and including March 31, 2011 through and including June 30, 2011, and (iii) 55% as of the last day of each fiscal quarter thereafter;

•

reduce the tangible net worth minimum to (i) $1.25 billion, plus (ii) 50% of net profits (with no deduction for net losses and excluding the effect of any decrease in any deferred tax valuation allowance) for each quarter subsequent to December 31, 2009, plus (iii) the amount of any reduction or reversal in deferred tax valuation allowances for each quarter subsequent to December 31, 2009; and

•

waives any default under the Third Amendment to Third Amended and Restated Credit Agreement dated November 21, 2008 resulting from the Company, as of the fiscal quarter ending September 30, 2009, failing to comply with the Tangible Net Worth financial covenant.

A copy of the Amendment is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10(a)	Fourth Amendment and Wavier to Third Amended and Restated Credit Agreement, dated December 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTE HOMES, INC.

Date December 14, 2009	By:	/S/ STEVEN M. COOK
	Name:	Steven M. Cook
	Title:	Senior Vice President,
General Counsel and Secretary